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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:
[ ] PRELIMINARY PROXY STATEMENT
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO SEC. 240.14A-11(C) OR SEC. 240.14A-12

                            ------------------------

                           BURLINGTON RESOURCES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
 [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
     22(a)(2) of Schedule 14A
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3)
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11


                                     CALCULATION OF FILING FEE
--------------------------------------------------------------------------------------------------
                                               PER UNIT PRICE
                                                  OR OTHER
                                              UNDERLYING VALUE
                            AGGREGATE NUMBER         OF
                                   OF           TRANSACTION
                             SECURITIES TO        COMPUTED      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF         WHICH          PURSUANT TO     AGGREGATE VALUE
   SECURITIES TO WHICH        TRANSACTION         EXCHANGE             OF            TOTAL FEE
   TRANSACTION APPLIES:         APPLIES:       ACT RULE 0-11:     TRANSACTION:          PAID
--------------------------  ----------------  ----------------  ----------------  ----------------

--------------------------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount previously paid:                   Filing party:

     Form, schedule or
     registration statement no.:               Date filed:

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--------------------------------------------------------------------------------

                         [BURLINGTON RESOURCES LOGO]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held March 21, 1996

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Burlington Resources Inc. will be held on Thursday, March 21, 1996, at 9:00 a.m. in the Consulate Room, Westin Oaks Hotel, 5011 Westheimer, Houston, Texas, for the following purposes:

     1.  To elect eight directors, each to hold office for a term of one year.

     2. To transact any other business which may be properly brought before the meeting.

     Only stockholders of record at the close of business on January 22, 1996 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                                   WENDI S. ZERWAS
                                                 Corporate Secretary

February 15, 1996

                           BURLINGTON RESOURCES INC.
                                5051 WESTHEIMER
                           HOUSTON, TEXAS 77056-2124

                                                                   Mailing Date:
                                                               February 15, 1996

                                PROXY STATEMENT

     The enclosed proxy is solicited by the management of Burlington Resources Inc. (the "Company") for use at the Annual Meeting of Stockholders on March 21, 1996. Shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company represented by a properly executed proxy in the accompanying form will be voted at the meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, or by signing and delivering a proxy which is dated later, or, if the stockholder attends the meeting in person, by giving notice of revocation to the Inspectors of Election at the meeting.

     January 22, 1996 was the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 126,508,277 shares of Common Stock, which is the Company's only class of voting securities. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of Directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved, whereas broker nonvotes are not counted for those purposes.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company held six meetings during 1995. There are two standing committees of the Board of Directors: an Audit Committee and a Compensation and Nominating Committee. The Audit Committee held two meetings during 1995. This Committee recommends the employment of the Company's independent auditors and reviews with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of control personnel. The Compensation and Nominating Committee met three times during 1995. This Committee reviews and recommends to the Board of Directors the compensation and promotion of senior officers, the size and composition of the Board of Directors and nominees for Directors, and any proposed employee benefit plans. This Committee also grants stock options and other forms of long-term incentive compensation. During 1995, no Directors attended fewer than 75% of the meetings of the Board of Directors and the committees thereof.

     The Compensation and Nominating Committee will consider proposals for nominees for Directors from stockholders which are made in writing to Ms. Wendi
S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124.

                         STOCK OWNERSHIP OF MANAGEMENT
                           AND CERTAIN OTHER HOLDERS

     The following table sets forth information about the only known beneficial owners of more than 5% of the Company's Common Stock. This information is based solely on Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission.

                         NAME AND ADDRESS OF                    NUMBER OF       PERCENT
                           BENEFICIAL OWNER                       SHARES        OF CLASS
        ------------------------------------------------------  ----------      --------
        Wellington Management Company.........................  15,871,744(1)     12.55%
          75 State Street
          Boston, Massachusetts 02109

        Vanguard/Windsor Fund.................................  12,455,000(2)      9.85%
          P.O. Box 2600
          Valley Forge, Pennsylvania 19482

        FMR Corp., Edward C. Johnson 3d and Abigail P.
          Johnson.............................................  11,428,304(3)      9.03%
          82 Devonshire Street
          Boston, Massachusetts 02109

---------------

NOTES

(1) Wellington Management Company ("WMC"), in its capacity as investment adviser, may be deemed to have beneficial ownership of these shares, which are owned by numerous investment advisory clients, only one of which, Vanguard/Windsor Fund, is known to have more than 5% of the class. WMC reports that it had sole voting power as to no shares, shared voting power as to 2,353,500 shares and shared dispositive power as to 15,871,744 shares.

(2) Vanguard/Windsor Fund reports that it had sole voting power and shared dispositive power with respect to the reported shares. These shares are also included in the shares beneficially owned by Wellington Management Company, an investment adviser for Vanguard/Windsor Fund, as explained in note 1.

(3) In its Schedule 13G, FMR Corp. states that it has sole voting power as to 375,955 shares and sole dispositive power with respect to 11,411,504 shares and that Fidelity International Limited has sole voting and dispositive power as to 16,800 shares. Mr. Johnson and Ms. Johnson state that they have voting power with respect to no shares and dispositive power with respect to 11,411,504 shares.

     The following table sets forth the number of shares of Common Stock beneficially owned as of January 22, 1996 by each Director (including all nominees for Director), the executive officers of the Company named in the Summary Compensation Table below, and by all Directors and executive officers as a group.

                                              NUMBER OF SHARES    RIGHT TO ACQUIRE
                                             BENEFICIALLY OWNED    WITHIN 60 DAYS
                                             AS OF JANUARY 22,     OF JANUARY 22,         PERCENT
                       NAME                      1996(1)(2)            1996(3)            OF CLASS
        -----------------------------------  ------------------   -----------------       --------
        DIRECTORS
        J. V. Byrne........................           7,903               6,553             *
        S. P. Gilbert......................          14,053               6,553             *
        J. F. McDonald.....................           9,653               6,553             *
        T. H. O'Leary......................         662,174             597,976             *
        D. M. Roberts......................           7,500               5,000             *
        W. Scott, Jr. .....................           8,296(4)            6,553             *
        B. S. Shackouls....................          36,118              34,500             *
        W. E. Wall.........................           7,185               4,185             *

   NAMED EXECUTIVE OFFICERS
        J. E. Hagale.......................         101,523              93,735             *
        R. P. Mundt........................          64,381              60,434             *
        C. R. Owen.........................          65,080              56,812             *
        ALL DIRECTORS AND EXECUTIVE
          OFFICERS
          AS A GROUP (13 PERSONS)..........       1,079,219             963,423             *

---------------

NOTES

 * Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

                                         (Footnotes continued on following page)

(1) For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has sole or shared voting and investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of January 22, 1996; as a result, the number of shares shown in this column also includes the number of shares shown in the column "Right to Acquire Within 60 Days of January 22, 1996." The numbers shown also include shares owned through the Company's Retirement Savings Plan as of December 31, 1995.

(2) In addition to the foregoing beneficial ownership amounts, Messrs. O'Leary, Roberts, Shackouls, Hagale, Mundt and Owen own the economic equivalent of 76,608, 1,081, 12,275, 4,291, 5,168 and 2,452 shares of Common Stock, respectively, as a result of their elections to convert restricted shares of Common Stock into phantom stock pursuant to the Company's 1994 Restricted Stock Exchange Plan and/or to have certain deferred compensation valued as if it were invested in Common Stock and subject to fluctuations in the market price of Common Stock.

(3) Shares subject to options which are exercisable within 60 days of January 22, 1996.

(4) Excludes 1,213,100 shares of Common Stock owned by a subsidiary of Peter Kiewit Sons', Inc., of which Mr. Scott is Chairman and President. Mr. Scott disclaims beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board of Directors at eight as of the date of the Annual Meeting. It is proposed to elect eight Directors, each to hold office for a term of one year and until his successor shall have been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the eight nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the Common Stock may not cumulate their votes in the election of Directors.

     Each of the following nominees is a Director of the Company at the present time:

     JOHN V. BYRNE--Retired. Age--67. Chairman--Audit Committee. Dr. Byrne has been retired since January 1996. From November 1984 to December 1995, Dr. Byrne was President of Oregon State University. Dr. Byrne has been a Director of the Company since 1988.

     S. PARKER GILBERT--Retired. Age--62. Member--Compensation and Nominating Committee. Mr. Gilbert has been retired since January 1991. Mr. Gilbert has been a Director of the Company since 1990. Mr. Gilbert is also a director of ITT Industries, Inc., Morgan Stanley Group Inc., and Taubman Centers, Inc. Morgan Stanley & Co. Incorporated, a subsidiary of Morgan Stanley Group Inc., acts as a commercial paper dealer for, and provides investment banking and financial advisory services to, the Company and its subsidiaries.

     JAMES F. MCDONALD--President and Chief Executive Officer, Scientific-Atlanta, Inc., Norcross, Georgia--Telecommunications. Age--55. Member--Audit Committee. Since July 1993, Mr. McDonald's principal occupation has been as shown above. From July 1991 until July 1993, Mr. McDonald was a partner with J.H. Whitney & Co. From January 1991 until July 1991, Mr. McDonald was Vice Chairman of the Board of Prime Computer, Inc. Mr. McDonald has been a Director of the Company since 1988. Mr. McDonald is also a director of Scientific-Atlanta, Inc.

     THOMAS H. O'LEARY--Chairman of the Board, Burlington Resources Inc., Houston, Texas. Age--61. Since December 1995, Mr. O'Leary's principal occupation has been as shown above. From February 1993 to December 1995, Mr. O'Leary was Chairman of the Board, President and Chief Executive Officer of Burlington Resources Inc. From July 1992 to February 1993, Mr. O'Leary was Chairman of the Board and Chief Executive Officer of Burlington Resources Inc. From October 1990 until July 1992, Mr. O'Leary was Chairman of the Board, President and Chief Executive Officer of Burlington Resources Inc. Mr. O'Leary has been a Director of the Company since 1988. Mr. O'Leary is also a director of B.F. Goodrich and The Kroger Company.

     DONALD M. ROBERTS--Retired. Age--60. Member--Audit Committee. Mr. Roberts has been retired since September 1995. From February 1990 until September 1995, Mr. Roberts was Vice Chairman and Treasurer, United States Trust Company of New York and its parent, U.S. Trust Corporation. Mr. Roberts has been a Director of the Company since 1993. Mr. Roberts is also a director of York International Corporation.

     WALTER SCOTT, JR.--Chairman and President, Peter Kiewit Sons', Inc., Omaha, Nebraska -- Construction, Mining and Telecommunications. Age--64. Chairman--Compensation and Nominating Committee. For more than five years Mr. Scott's principal occupation has been as shown above. Mr. Scott has been a Director of the Company since 1988. Mr. Scott is also a director of Berkshire Hathaway Inc., California Energy Company, Inc., C-TEC Corporation, ConAgra, Inc., FirsTier Financial, Inc., MFS Communications Company, Inc. and Valmont Industries, Inc.

     BOBBY S. SHACKOULS--President and Chief Executive Officer, Burlington Resources Inc., Houston, Texas. Age--45. Since December 1995, Mr. Shackouls' principal occupation has been as shown above. Since October 1994, Mr. Shackouls has been President and Chief Executive Officer of Meridian Oil Inc., a wholly owned subsidiary of the Company. From June 1993 to October 1994, Mr. Shackouls was Executive Vice President and Chief Operating Officer of Meridian Oil Inc. From July 1991 to May 1993, Mr. Shackouls was President and Chief Operating Officer of Torch Energy Advisors, Inc. From September 1988 to July 1991, Mr. Shackouls was Executive Vice President of Torch Energy Advisors, Inc. Mr. Shackouls has been a Director of the Company since 1995.

     WILLIAM E. WALL--Of Counsel, Siderius Lonergan, Seattle, Washington--Law. Age--67. Member--Compensation and Nominating Committee. For more than five years, Mr. Wall's principal occupation has been as shown above. Mr. Wall has been a Director of the Company since 1992.

DIRECTORS' COMPENSATION

     Directors who are not officers or employees of the Company receive an annual retainer of $55,000. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors. Directors who are not officers or employees of the Company may defer all or part of their compensation.

     The Company's 1992 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option for 1,000 shares of Common Stock immediately following the Annual Meeting of Stockholders to Directors who are not salaried officers of the Company. In addition, an option for 3,000 shares is granted upon a Director's initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is 100% of the fair market value (as defined in the plan) of the Common Stock on the date the option is granted. During 1995, an annual option for 1,000 shares of Common Stock was granted to Dr. Byrne and to Messrs. Gilbert, McDonald, Roberts, Scott and Wall pursuant to this plan.

     In 1995, the Company discontinued its retirement plan for non-employee directors and adopted the Phantom Stock Plan for Non-Employee Directors. This plan provides that immediately following each Annual Meeting of Stockholders (beginning with the 1996 Annual Meeting), a memorandum account established for each of the Directors who is not a salaried officer of the Company will be credited with 500 shares of phantom stock. Dividends paid on Common Stock are deemed to be reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of service as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company's Common Stock at that time and paid in cash.

     The Company has established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director, the Company will donate $1 million to one or more educational institutions or private foundations nominated by the Director.

                        REPORT ON EXECUTIVE COMPENSATION
                  BY THE COMPENSATION AND NOMINATING COMMITTEE

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation program.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of executive management with those of the shareholders. Key elements of this philosophy are:

     - Establishing compensation plans which strengthen the Company's ability to attract and retain officers and key employees and to deliver pay commensurate with the Company's performance, as measured by strategic, operating and financial objectives.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities more as owners rather than as employees.

     - Rewarding executives for superior performance and when shareholders receive an above-average return on their investment over the long term.

     One of the Committee's objectives is to position executive base salaries at the median when compared to other companies in the energy sector. A group of approximately 40 oil and gas companies is used to determine base salaries in the energy sector. This competitor group includes all of the companies currently in the Dow Jones Secondary Oil Index, which is used in the Comparison of Cumulative Total Shareholder Return, together with certain other independent and integrated oil and gas companies. The performance of the companies in the competitor group is not considered in establishing executive base salaries.

     The Incentive Compensation Plan, or annual bonus plan, is the program by which executives can earn additional compensation. At maximum award levels, total annual cash compensation for the Company's executives is in the top quartile of the competitor group's total annual cash compensation. The Plan allows for maximum awards of up to 100% of base salary, depending on individual and Company performance relative to certain annual objectives. In determining the size of the annual bonus, no single performance factor or formula is used. The Committee believes that the rigid application of quantitative performance measures would eliminate the consideration of important qualitative factors critical to long-term strategic performance. In evaluating the Company's performance, the Committee considers a combination of strategic, operating and financial objectives, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. These performance measures, which are not specifically weighted, are considered to be critical to the Company's fundamental goal -- building shareholder value.

     The Company's long-term incentive program consists of the 1992 Performance Share Unit Plan (the "PSU Plan") and the 1993 Stock Incentive Plan (the "Stock Incentive Plan"). The Committee's objective for these plans is to structure the executives' long-term incentive compensation opportunity at approximately the seventy-fifth percentile of long-term incentive compensation provided by the competitor group of energy companies. Benefits under these Plans accrue when strategic, operating and financial goals are achieved and the Company's Common Stock appreciates.

     Vesting of PSUs occurs over a four year performance period and is dependent on the Company's achievement of its strategic, operating and financial objectives and the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index.

     Under the Stock Incentive Plan, stock options are granted to executives, managers and key employees. The options generally vest after one year, have a term of ten years and have an exercise price at the fair market value on the day of grant. Stock purchase rights granted under the Stock Incentive Plan are made available to the same group of employees. They give the employee a one-time opportunity to purchase, with all or a portion of his or her after-tax annual bonus, the Company's Common Stock at a discount of up to 25% of fair market value. Stock purchased under the Plan cannot be sold for at least three years or until termination of employment.

     The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Internal Revenue Service recently issued final regulations on the deductibility limit. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee will also attempt to maximize the amount of compensation expense that is tax-deductible by the Company.

COMPANY PERFORMANCE AND COMPENSATION

     In 1995, the Company's operating results were excellent. Natural gas production, at 1,165 million cubic feet per day, increased by 11% over last year. Oil production increased by 5% to 48 thousand barrels per day. Through acquisitions and internal development, the Company replaced 160% of production for the year at finding costs that were substantially below budget. After factoring in the sale of marginal and non-strategic properties, reserves increased to 6.7 trillion cubic feet of gas equivalent.

     However, because of the sharp decline in gas prices, earnings per share and operating income were far below the objectives for the year. In spite of the depressed gas prices experienced, the Company exceeded its operating cash flow target and achieved other important objectives. Well operating and general and administrative expenses were reduced on a unit of production basis. The exploration program was expanded successfully, more than doubling last year's expenditures. Transmission capacity out of the San Juan Basin has been expanded to move more of the Company's gas to premium markets.

     On December 6, 1995, the Board promoted B. S. Shackouls to the position of President and CEO of the Company. T. H. O'Leary retains his position as Chairman of the Board. In light of his changed responsibilities, Mr. O'Leary's base salary was decreased to $500,000. Mr. Shackouls' salary was increased to $600,000, which is below the median salary for comparable positions within the competitor group of oil and gas companies. The Committee decided to review the base salaries for the senior executive group every other year, and as a result the other executive officers did not receive salary increases in 1995, except for Mr. Mundt upon his promotion earlier in the year. Generally, the group's base salary is approximately the median for comparable executives within the competitor group of energy companies.

     Considering the strategic, operating and financial results of the Company, which were not specifically weighted, the Committee awarded Messrs. O'Leary and Shackouls annual incentive awards of $400,000 and $262,500, respectively, which represent 50 percent of the maximum awards available under the Incentive Compensation Plan. Similarly, the Committee awarded the other executive officers 50 percent of the maximum awards available under the Plan.

     The Company's performance, for purposes of the PSU Plan, is evaluated on a longer interval. The Committee determined that the Company exceeded its strategic and operating objectives for the period from June 1992 to December 1995. However, oil and gas prices, which have been below expectations since 1994, have had an adverse impact on earnings per share and operating income goals. The Committee also reviewed the Company's total shareholder return relative to the return of the other companies in the Dow Jones Secondary Oil Index. Accordingly, the Committee approved the vesting of 50 percent of the PSUs eligible for vesting, or 10,350 and 6,750 PSUs for Messrs. O'Leary and Shackouls, respectively, and 13,500 PSUs for the other executive officers. In addition, the Committee granted additional PSUs to Mr. Shackouls upon his promotion; these additional PSUs will not be eligible for vesting until the end of the performance cycle in 1996. Mr. Mundt also received additional PSUs, a portion of which were eligible for vesting in 1995, as a result of his promotion.

     As an incentive for future performance and consistent with the objective of targeting long-term incentive compensation at the seventy-fifth percentile when compared to the competitor group of energy companies, the Committee granted Messrs. O'Leary and Shackouls 25,000 and 34,500 stock options, respectively. The other executive officers received a total of 45,000 stock options. These awards provide incentive for the Company's executive officers to continue to build shareholder value over the long term. In making these awards, the Committee did not consider currently outstanding grants of stock options.

STOCK OWNERSHIP

     Stock Ownership Guidelines were developed to more closely align executive management's personal financial interests with the interests of all shareholders. The Guidelines require executives, depending upon their position, to hold the equivalent of one to four times their base pay in the Company's stock. These targets are to be achieved by the end of 1998 or, for new incumbents, within five years of their appointment to the position.

                                    COMPENSATION AND NOMINATING COMMITTEE

                                    Walter Scott, Jr., Chairman
                                    S. Parker Gilbert
                                    William E. Wall

             Comparison of 5-Year Cumulative Total Shareholder Return(1)

                                                                   DOW JONES
      Measurement Period          BURLINGTON                     SECONDARY OIL
    (Fiscal Year Covered)        RESOURCES(2)       S&P 500          INDEX
1990                                 100             100             100
1991                                  94             130              98
1992                                 127             140              99
1993                                 136             154             110
1994                                 114             156             106
1995                                 130             215             123

               Comparison of Cumulative Total Shareholder Return
                 Since the Company's Initial Public Offering(1)

                                                                   DOW JONES
      Measurement Period          BURLINGTON                     SECONDARY OIL
    (Fiscal Year Covered)        RESOURCES (2)      S&P 500          INDEX
7/8/88                                100             100             100
1988                                  129             105             101
1989                                  194             138             137
1990                                  155             133             114
1991                                  146             174             112
1992                                  197             187             113
1993                                  211             206             125
1994                                  177             209             121
1995                                  201             287             140

------------------

NOTES

(1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1990 and July 8, 1988, respectively, and that all dividends were reinvested.

(2) The Company's Common Stock return assumes that the .24 share of El Paso Natural Gas Company ("EPNG") common stock distributed to the Company's stockholders on June 30, 1992 was sold and the proceeds were reinvested in the Company's Common Stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended December 31, 1995, 1994 and 1993 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries during 1995 whose salary and bonus exceeded $100,000 ("named executive officers"). Annual compensation includes amounts deferred at the officer's election.

                                                                                      LONG-TERM COMPENSATION
                                                                                   -----------------------------

                                                                                              AWARDS
                                                 ANNUAL COMPENSATION               -----------------------------
                                        --------------------------------------                        SECURITIES
                                                                  OTHER ANNUAL       RESTRICTED       UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS(1)      COMPENSATION     STOCK AWARDS(2)     OPTIONS    COMPENSATION(3)
-----------------------------   ----    --------    --------      ------------     ---------------    ----------  ---------------
Thomas H. O'Leary               1995    $800,000    $400,000        $225,464(4)              --          25,000      $ 112,000
  Chairman of the Board         1994    $800,000    $600,000        $192,179(4)       $ 400,000          34,500      $  64,000
  Burlington Resources Inc.     1993    $750,000    $750,000        $ 80,179(4)              --          34,500      $ 120,315

Bobby S. Shackouls(5)           1995    $530,398    $262,500        $ 76,474                 --          34,500      $ 119,616
  President and Chief           1994    $399,799    $299,900        $ 14,258                 --          22,500       $ 23,988
  Executive Officer             1993    $204,169    $205,000              --                 --          12,000       $374,747
  Burlington Resources Inc.

C. Ray Owen                     1995    $285,000    $152,664        $ 10,762                 --           9,000      $  30,060
  Executive Vice President      1994    $224,626    $185,266        $  8,705          $  16,000           9,000       $ 13,478
  and                           1993    $191,149    $225,251        $ 28,023                 --           6,000       $ 23,489
  Chief Operating Officer
  Meridian Oil Inc.

John E. Hagale                  1995    $270,000    $135,000        $  8,719                 --            9,000      $  26,916
  Executive Vice President      1994    $242,053    $181,600        $ 33,590          $  28,000            9,000       $ 14,343
  and Chief Financial Officer   1993    $199,723    $215,000        $ 43,600                 --            6,000       $ 44,674
  Burlington Resources Inc.

Randolph P. Mundt               1995    $242,754    $133,260              --                 --            9,000      $  32,052
  Executive Vice President,     1994    $213,125    $191,733        $  7,660             32,000            6,000       $ 16,890
  Marketing                     1993    $188,629    $181,085              --                 --            4,600       $ 26,362
  Meridian Oil Inc.

---------------

NOTES

(1) Bonus payments are reported for the year in which the related services were performed.

(2) In July 1994, certain executives elected to convert previously awarded shares of restricted Common Stock into phantom stock units ("Phantom Units") pursuant to the Company's 1994 Restricted Stock Exchange Plan. Phantom Units will vest two years after the original vesting date of the related restricted Common Stock: as a result, the vesting date for Messrs. O'Leary and Hagale is December 1996, for Mr. Owen is January 1998 and for Mr. Mundt is December 1996 and January 1998. As an inducement to extend the vesting date, participants were awarded additional Phantom Units equal to 20 percent of the number of shares of restricted Common Stock surrendered. The additional 20% inducement is reported in this column and is valued at the closing price of the Common Stock on the New York Stock Exchange on the date of grant. A total of 83,300 shares of restricted Common Stock were exchanged for 99,960 Phantom Units under this plan. Dividends paid on Common Stock are deemed to be reinvested in additional Phantom Units pursuant to the plan.

(3) Includes matching contributions made by the Company during 1995 in the Company's Retirement Savings (401(k)) Plan and Supplemental Benefits Plan for Messrs. O'Leary, Shackouls, Owen, Hagale and Mundt of $112,000, $49,770, $30,060, $26,916 and $32,052, respectively. Includes matching contributions made by the Company during 1994 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. O'Leary, Shackouls, Owen, Hagale and Mundt of $64,000, $23,988, $13,478, $14,343 and $16,890, respectively.
    Includes matching contributions made by the Company during 1993 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. O'Leary, Shackouls, Owen, Hagale and Mundt of $120,000, $24,522, $23,469, $24,133 and $26,290, respectively. Includes interest credited toward deferred compensation at above market rates for Messrs. O'Leary, Shackouls, Owen, Hagale and Mundt of $315, $225, $20, $41 and $72, respectively, in 1993. Upon commencement of Mr. Shackouls' employment with the Company in 1993, the Company credited his deferred compensation account under the Supplemental Benefits Plan with $350,000 to compensate Mr. Shackouls for long term incentive compensation from his former employer which Mr. Shackouls forfeited by joining the Company. During 1995, Mr. Shackouls received additional compensation of $69,846 in connection with the relocation of his home. During 1993, Mr. Hagale received additional compensation of $20,500 in connection with his relocation to Houston.

(4) Includes $109,218, $56,404 and $37,977 attributed for personal use of Company airplanes in 1995, 1994 and 1993, respectively, and for tax gross-up payments, primarily in connection with Mr. O'Leary's relocation and use of Company airplanes.

(5) Mr. Shackouls commenced employment with the Company in June 1993.

                            OPTIONS GRANTED IN 1995

     The following information is furnished for the year ended December 31, 1995 with respect to the named executive officers for stock options which were granted in December 1995 under the Stock Incentive Plan (the "Stock Incentive Plan").

                                         NUMBER OF
                                         SECURITIES
                                         UNDERLYING     % OF TOTAL
                                          OPTIONS        OPTIONS
                                          GRANTED        GRANTED      EXERCISE                 GRANT DATE
                                            IN         TO EMPLOYEES     PRICE     EXPIRATION    PRESENT
                 NAME                     1995(1)        IN 1995      PER SHARE    DATE(1)      VALUE(2)
---------------------------------------  ---------     ------------   ---------   ----------   ----------
T. H. O'Leary..........................     2,500(3)        .61%       $ 39.94     12/5/2005    $ 30,425
                                           22,500(4)       5.49%       $ 39.94     12/6/2005    $273,825

B. S. Shackouls........................     2,500(3)        .61%       $ 39.94     12/5/2005    $ 30,425
                                           32,000(4)       7.81%       $ 39.94     12/6/2005    $389,440

C. R. Owen.............................     2,500(3)        .61%       $ 39.94     12/5/2005    $ 30,425
                                            6,500(4)       1.59%       $ 39.94     12/6/2005    $ 79,105

J. E. Hagale...........................     2,500(3)        .61%       $ 39.94     12/5/2005    $ 30,425
                                            6,500(4)       1.59%       $ 39.94     12/6/2005    $ 79,105

R. P. Mundt............................     2,500(3)        .61%       $ 39.94     12/5/2005    $ 30,425
                                            6,500(4)       1.59%       $ 39.94     12/6/2005    $ 79,105

---------------

NOTES

(1) Under the terms of the Stock Incentive Plan, options are granted at fair market value and generally may not be exercised until the employee has completed one year of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate one year following an optionee's death or three years after termination of employment, disability, retirement, termination in certain events following a "Change in Control" of the Company, as defined in the Stock Incentive Plan (a "Change in Control"), or other termination except that the Compensation and Nominating Committee may terminate options earlier following such other termination of employment of the named executive officers.

(2) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of December 6, 1995, and option price of $39.938. In addition, it assumed a stock price volatility of 20.83%, a risk-free rate of return of 5.93% and a dividend of $.55 per year. The value has been reduced by approximately 20% to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

(3) Incentive stock options, which become exercisable on December 6, 1996.

(4) Nonqualified stock options, which become exercisable on December 6, 1996.

            AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END VALUES

     The following information is furnished for the year ended December 31, 1995 with respect to the named executive officers for stock option exercises which occurred during 1995. The number of, and exercise price for, all outstanding options granted prior to June 30, 1992 shown on the following table have been adjusted to reflect the distribution of EPNG common stock to the Company's stockholders on June 30, 1992.

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                          NUMBER OF                       UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                         SECURITIES                      AT DECEMBER 31, 1995          AT DECEMBER 31, 1995(2)
                         ACQUIRED ON      VALUE      -----------------------------   ----------------------------
         NAME             EXERCISE     REALIZED(1)   EXERCISABLE     UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-----------------------  -----------   -----------   -----------     -------------   ----------     -------------
T. H. O'Leary..........        --              --      597,976           25,000      $5,728,958         0
B. S. Shackouls........        --              --       34,500           34,500      $  120,938         0
C. R. Owen.............        --              --       56,812            9,000      $  325,238         0
J. E. Hagale...........        --              --       93,735            9,000      $  794,580         0
R. P. Mundt............        --              --       60,434            9,000      $  358,310         0

---------------

NOTES

(1) This amount is the aggregate of the market value of the Common Stock at the time each stock option was exercised minus the exercise price for that option.

(2) This amount is the aggregate of the number of options multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 29, 1995 minus the exercise price for that option.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1995

     The following information is furnished for the year ended December 31, 1995 with respect to the named executive officers with respect to grants under the PSU Plan during 1995.

                                              NUMBER OF UNITS     PERFORMANCE PERIOD         MAXIMUM
                    NAME                      GRANTED IN 1995        UNTIL PAYOUT        FUTURE PAYOUT(1)
--------------------------------------------  ---------------     ------------------     ----------------
T. H. O'Leary...............................           --                    --                   --
B. S. Shackouls.............................       12,000              12/31/96               12,000
C. R. Owen..................................           --                    --                   --
J. E. Hagale................................           --                    --                   --
R. P. Mundt.................................        6,000              12/31/96                6,000

---------------

NOTE

(1) Maximum future payout is stated as the number of vested PSUs at the end of the performance period. At the end of the performance period, participants receive a cash payment equal to the number of vested PSUs multiplied by the average closing price of the Common Stock for the 20 business days immediately preceding the end of the performance period. Under the terms of the PSU Plan, a portion of the granted PSUs may vest each year beginning in 1993 and any remaining unvested PSUs may vest at the end of the performance period on December 31, 1996. In determining whether to vest PSUs, the Committee evaluates the Company's total shareholder return versus the Dow Jones Secondary Oil Index and the Company's performance based on a combination of strategic, operating and financial measures, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. PSUs vest to the extent that the Compensation and Nominating Committee determines that the Company has achieved its budget targets for these performance measures since the beginning of the performance period on June 30, 1992. Under the terms of the PSU Plan, the Compensation and Nominating Committee does not establish thresholds or targets with respect to the vesting of PSUs at the time of the initial grant. In the event of a Change in Control of the Company, 25 percent of the total PSUs originally granted fully vests together with a proportionate share of PSUs granted after the original grant date. If a participant is terminated other than for cause, death or disability, or voluntarily terminates employment for good reason within two years after a Change in

    Control but subsequent to the year in which the Change in Control occurs, an additional 25 percent of the PSUs originally granted will vest together with a proportionate share of PSUs granted after the original grant date. After a Change in Control, the value of PSUs is calculated based on the greater of
    (i) the highest price at which the Common Stock traded during the 60-day period ending on the date of the Change in Control or (ii) the highest price per share paid in connection with such Change in Control. The term "Change in Control" means in general (i) an accumulation by any person or group of 20% or more of the Company's voting securities, (ii) a purchase pursuant to a tender or exchange offer for voting securities of the Company, other than a tender or exchange offer made by the Company, (iii) a merger, consolidation, liquidation or dissolution of the Company or sale of all or substantially all of the assets of the Company which is approved by stockholders, or (iv) an unapproved change in the constitution of the majority of the Board of Directors within a two-year period.

                                  PENSION PLAN

     Benefit accruals under the qualified pension plan of the Company and its subsidiaries (the "Pension Plan") and the nonqualified Supplemental Benefits Plan (the "Supplemental Benefits Plan") are based on the gross amount of earnings, including incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Estimated annual benefit levels under the Plans, based on earnings and years of credited service at age 65, are as follows:

                               PENSION PLAN TABLE

          AVERAGE                       YEARS OF SERVICE AT AGE 65
          PENSION             -----------------------------------------------
        EARNINGS(1)              15           20           25           30
       -------------          --------     --------     --------     --------
$  400,000..................  $ 94,470     $125,960     $157,450     $188,940
$  600,000..................  $142,470     $189,960     $237,450     $284,940
$  800,000..................  $190,470     $253,960     $317,450     $380,940
$1,000,000..................  $238,470     $317,960     $397,450     $476,940
$1,200,000..................  $286,470     $381,960     $477,450     $572,940
$1,400,000..................  $334,470     $445,960     $557,450     $668,940
$1,600,000..................  $382,470     $509,960     $637,450     $764,940
$1,800,000..................  $430,470     $573,960     $717,450     $860,940
$2,000,000..................  $478,470     $637,960     $797,450     $956,940

---------------

NOTE

(1) Average pension earnings for a given year include salary and bonus payments for the year in which the related services were performed (as reported in the Summary Compensation Table). Under the Pension Plan, the maximum benefit payable in 1995 is $118,800 and the maximum amount of compensation that may be considered is $150,000. Pension Plan benefits are not reduced by Social Security benefits.

     The Pension Plan formula for retirement at age 65 is 1.1% of the highest five-year average earnings, plus .5% of the highest five-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. An early retirement supplement equal to 1% of the highest five-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable until age 62. Both the basic benefit and the supplement are reduced by 2% for each year the employee's actual retirement date precedes the date the employee would have attained age 65, or the date the employee could have retired after attaining age 60 with 30 years of credited service, if earlier. Years of credited service under the Pension Plan at age 65 for Messrs. O'Leary, Shackouls, Owen, Hagale and Mundt would be 16, 22, 25, 30 and 30, respectively.

                   EMPLOYMENT AGREEMENTS AND SEVERANCE PLANS

     The Company has an agreement with Mr. O'Leary which provides for his employment as Chairman of the Board of the Company through December 15, 1998 at a minimum annual salary of $500,000. The Company also has an employment agreement, which was entered into in 1993 and was modified in 1994 and 1995, with Mr. Shackouls which provides for his employment as President and Chief Executive Officer of the Company through December 15, 2000 at a minimum annual salary of $600,000. These agreements provide that upon termination of employment within two years after a Change in Control of the Company, Messrs. O'Leary and Shackouls will be entitled to the greater of the benefits under the employment agreement or the Key Executive Severance Protection Plan (the "Severance Protection Plan"). Pursuant to this agreement, Mr. Shackouls is entitled to additional years of credited service under the Supplemental Benefits Plan if he remains employed by the Company until age 55 or is terminated by the Company after age 50.

     The Severance Protection Plan provides severance benefits following a Change in Control for officers of the Company and its subsidiaries in an amount equal to three times annual salary, including maximum bonus amounts. The Severance Protection Plan also provides for the continuation of life and health insurance for a period of up to 18 months subsequent to a participant's termination of employment following a Change in Control as well as a supplemental pension payable under the Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the Severance Protection Plan for any termination of employment within two years of the date of a Change in Control, except where termination is by reason of death, disability, for cause, or instituted by the employee for other than good reason. The Severance Protection Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under this plan.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on payments to terminated employees following a Change in Control if the payments meet certain requirements and exceed certain limits set forth in the Code. If payments under the Severance Protection Plan (the "Severance Payments") are subject to this excise tax, the Company will pay an additional amount to the participant (the "Gross-Up Payment") such that the participant retains, after payment of the excise tax on the Severance Payments and the Gross-Up Payment and any income tax on the Gross-Up Payment, an amount equal to the Severance Payments.

     The Company also has a Severance Plan and a Key Executive Retention Plan which provide benefits for any termination of employment, except where termination is for cause (generally, a willful failure to substantially perform an employee's duties or willfully engaging in conduct which is materially injurious to the Company) or instituted by the employee for other than good reason. The Severance Plan provides a severance benefit to certain participants who were employed by the Company in Seattle, Washington, excluding Mr. O'Leary and employees of the Company's subsidiaries, based on annual compensation and years of service of up to a maximum of 30 months of compensation, which includes salary and maximum bonus. The Key Executive Retention Plan provides for a cash payment upon termination, including among other things, the participant's prorated bonus under the Incentive Compensation Plan, and certain other severance benefits. The Key Executive Retention Plan also provides that a participant will receive at termination additional pension benefits based on projected compensation, and for the continuation of health insurance for a period of up to 18 months subsequent to a participant's termination of employment.

                                    AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent public accountants for the year ending December 31, 1996.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. In addition, D. F. King & Co. has been retained to aid in the solicitation at an estimated fee of $10,000. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

                                 OTHER MATTERS

     The management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                                 ANNUAL REPORT

     A copy of the Company's 1995 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, telephone (713) 624-9500.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1997 ANNUAL MEETING

     Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 1997 Annual Meeting of Stockholders must be mailed to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, and must be received by the Corporate Secretary on or before October 18, 1996.

     A stockholder proposal calling for increased diversity of Board membership was received by the Company for inclusion in this Proxy Statement, but was withdrawn by the stockholders in light of adoption of the following statement by the Compensation and Nominating Committee of the Board of Directors: "The Board of Directors anticipates that vacancies will occur on the Board in the next five years. Consistent with past practices, the Board of Directors is committed to a strong and diverse membership and to a thorough process to identify those individuals who can best contribute to the Company's continued success. As part of that process, the Compensation and Nominating Committee will continue to take all reasonable steps to identify and consider for the Board all candidates, including women and minorities, who satisfy the business needs of the Company at the time of appointment."

                                      By Order of the Board of Directors

                                      WENDI S. ZERWAS
                                      Corporate Secretary

                                                     [BURLINGTON RESOURCES LOGO]
--------------------------------------------------------------------------------






YOUR VOTE IS IMPORTANT                      NOTICE OF
YOUR MANAGEMENT WILL APPRECIATE THE         ANNUAL MEETING
PROMPT RETURN OF YOUR SIGNED PROXY SO       OF STOCKHOLDERS
THE SHARES YOU OWN WILL BE REPRESENTED      AND
AT THE ANNUAL MEETING OF STOCKHOLDERS.      PROXY STATEMENT

--------------------------------------------------------------------------------




                                             TO BE HELD IN THE CONSULATE ROOM,
                                             WESTIN OAKS HOTEL,
                                             5011 WESTHEIMER,
                                             HOUSTON, TEXAS
                                             MARCH 21, 1996
                                             9:00 a.m.

[BURLINGTON RESOURCES LOGO]
------------------------------------

February 15, 1996

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, March 21, 1996, in the Consulate Room of the Westin Oaks Hotel, 5011 Westheimer, Houston, Texas. Detailed information about the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

Sincerely,

/s/ THOMAS H. O'LEARY
---------------------
Thomas H. O'Leary
Chairman of the Board


                            PLEASE DETACH PROXY CARD

PROXY                 SOLICITED BY THE BOARD OF DIRECTORS

            BURLINGTON RESOURCES INC. ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 21, 1996

    The undersigned hereby appoints Thomas H. O'Leary and Gerald J. Schissler, and each or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held in the Consulate Room, Westin Oaks Hotel, 5011 Westheimer, Houston, Texas on March 21, 1996 and at any adjournment or postponement of such meeting for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. If no direction is given, this proxy will be voted FOR proposal 1.

(IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)           SEE REVERSE SIDE

The Board of Directors recommends a vote FOR proposal 1.

1.  Election of Directors
    Nominees: J. V. Byrne, S. P. Gilbert, J. F. McDonald, T. H. O'Leary,
              D. M. Roberts, W. Scott, Jr., B. S. Shackouls, W. E. Wall

    / /  FOR          / /  WITHHELD         / /
                                                ------------------------------
                                                FOR all nominees except as
                                                noted above


                              Mark here for address change and note at left  / /
                              Mark here for comments                         / /

Please sign exactly as your name            -----------------------         Date ----------------------
appears. If acting as attorney,                      Signature
executor, trustee or in other
representative capacity, sign name          -----------------------         Date ----------------------
and title.                                           Signature